Exhibit 99.1

Axion Appoints Miles Slater Interim President- Company Sets Multifaceted Strategic Directives

Former President and CEO of Salomon Brothers International Joins Management Team

Company Sets a Series of Financial, Management and Marketing Directives

NEW PROVIDENCE, N.J., May 14, 2010 -- Axion International Holdings, Inc. (OTCBB: AXIH), a next-generation technology innovator utilizing recycled plastic for high-load industrial products, today announced the appointment of Axion board member Miles Slater as interim President.

Mr. Slater is a former President and CEO of Salomon Brothers International, Ltd. and also served as a member of Salomon Brothers’ Board of Directors. Mr. Slater began his career in investment banking working at the Federal Open Market Committee Trading Desk and held senior executive and board positions with several Wall Street firms globally. He also has been Chairman of the Advisory Board of the Swiss private bank Julius Baer. Since his retirement from Salomon Brothers, Mr. Slater has served on numerous private-company and not-for-profit boards and has taught leadership at the graduate level. Mr. Slater holds a degree in Finance from New York University.

"Miles Slater is a proven leader whose perspective and experience is invaluable,” explained Jim Kerstein, CEO of Axion. "As a board member, Miles is highly respected not only within the Company, but also on Wall Street and in international business markets. We are pleased he has accepted this appointment and are confident in his ability to focus on disciplined, long-term growth.”

“Miles will help us implement a series of strategic initiatives, including financial strategies based on long term growth of Axion and with investors who share our overall business initiatives, our values and strategic vision.”

“He also will work with me to develop a ‘right-person, right function’ management structure while embracing the framework of a young and growing company that calls for many skills from its staff.  Our priorities will include hiring a COO and building our marketing, sales and engineering teams.  This will certainly allow me to focus ever more directly on the marketing and sale of our products.”

Mr. Slater continued, “I will seek to engage all our shareholders and stakeholders to join together to bring their assets to work in building this special Company.  What could be better than working with a company that is addressing environmental, social and business needs on a global basis?”

“I’ve known Miles over thirty-years and I can’t imagine a better person for the job at this stage of Axion,” said Marc Green, co-founder and former President of Axion. “I am as optimistic about Axion as I’ve ever been. My decision to step aside was driven by the realization I can better serve the Company by focusing on business development.”

“We will continue to turn to Marc for his valued input on the myriad of functional and complex challenges that face our Company,” Mr. Slater concluded

Axion International is a leading structural solution provider of cost-effective alternative infrastructure and building products. The Company’s "green" proprietary technologies allow for the development and manufacture of innovative structural products made from virtually 100% recycled consumer and industrial plastics. Axion's up-cycled products are an economic and sustainable alternative to traditional building materials such as wood, steel or concrete. Developed in collaboration with scientists at Rutgers University, Axion's patented technologies allow for products that are extremely strong, durable, flexible in design, and low maintenance.

For additional information, please visit Axion’s corporate website:
www.axionintl.com

Company Contact:
Axion International Holdings
Jason Baum
(202) 506-0076
mailto:baumj@axionintl.com
Twitter: @AxionGrowth